Exhibit 99

Colgate Comments on Venezuelan Currency Devaluation

NEW YORK--(BUSINESS WIRE)--January 11, 2010--Regulatory News:

On Friday, January 8, 2010 the Venezuelan government announced its intention to devalue its currency (Bolivar) and move to a two tier exchange structure. Although no official rules have yet been issued, the official exchange rate is expected to move from 2.15 to 2.60 for essential goods and 4.30 for non-essential goods and services. Colgate’s products are expected to fall into the non-essential classification.

Effective January 1, 2010, Venezuela has been designated hyper-inflationary and as such all foreign currency fluctuations are recorded in income. The Company’s preliminary assessment of the impact of the devaluation is that the Company will incur a one-time gain of approximately $60 million ($0.12 per share) in the first quarter of 2010, related to lower taxes on accrued, but unpaid remittances from Venezuela and the remeasurement of the local balance sheet at the date of the devaluation. There will also be ongoing charges primarily related to the translation of the local financial statements at the new exchange rate. It is the Company’s preliminary estimate that these charges will be in the range of $.04 to $.06 per share per quarter in 2010 to the extent the Company is able to take actions in Venezuela to mitigate the effect of the devaluation. The devaluation will not have any impact on the Company’s 2009 results of operations or financial position.

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products Company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Tom's of Maine, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill's Science Diet and Hill's Prescription Diet. For more information about Colgate's global business, visit the Company's web site at http://www.colgate.com.

Cautionary Statement on Forward-Looking Statements

This press release may contain forward-looking statements. Such statements may relate, for example, to sales or volume growth, organic sales growth, profit and profit margin growth, earnings growth, financial goals, cost-reduction plans, tax rates and new product introductions. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company's filings with the Securities and Exchange Commission (including the information set forth under the captions "Risk Factors" and "Cautionary Statement on Forward-Looking Statements" in the Company's Annual Report on Form 10-K for the year ended December 31, 2008) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company's Investor Relations Department or the Company's web site at http://www.colgate.com.

CONTACT:
Colgate-Palmolive
Bina Thompson, 212-310-3072
Hope Spiller, 212-310-2291